Exhibit 10.14

AMENDMENT NO. 2

TO

WABCO HOLDINGS INC. CHANGE OF CONTROL SEVERANCE PLAN

WHEREAS, WABCO Holdings Inc. (the “Company”) adopted the WABCO Holdings Inc. Change of Control Severance Plan (the “Plan”);

WHEREAS, under Section X of the Plan, the Company reserves the right to amend the Plan; and

WHEREAS, the Compensation, Governance and Nominating Committee of the Board of Directors of the Company, as the administrator of the Plan, has determined that it is in the best interest of the Company and its shareholders to amend the Plan on the terms set forth herein.

NOW, THEREFORE, the Plan shall be amended as follows, effective as of December 31, 2008:

1. Section V of the Plan shall be amended in its entirety to read as follows:

“All severance payments hereunder shall be paid in a single lump sum five (5) business days following the Participant’s termination of employment, except that if the Participant is a ‘specified employee’ (as defined below) and the severance benefits payable to such Participant hereunder do not qualify as a short-term deferral not subject to Section 409A, such lump sum payment shall be made six months and a day following the date of the Participant’s employment termination. For purpose of this Plan, a ‘specified employee’ shall have the meaning set forth in Treas. Reg. Section 1.409A-1(i), except that ‘compensation’ shall be defined using the rule provided in Treas. Reg. Section 1.415(c)-2(g)(5)(ii).”

2. Section VI of the Plan shall amended by deleting the last sentence of such Section in its entirety and replacing it with the following:

“The parties intend that continued health coverage under the Company’s plans shall not constitute a ‘deferral of compensation’ under Treas. Reg. Section 1.409A-1(b) during the period the Participant would be entitled to continuation coverage under COBRA (typically 18 months) and that any continued life and accident coverage shall not constitute a ‘deferral of compensation’ during any period in which such continued coverage qualifies as a ‘limited payment’ of an ‘in kind’ benefit under Treas. Reg. Section 1.409A-1(b)(9)(v)(C) and (D). Any portion of the continued life, accident and health coverage that is subject to Section 409A of the Code is intended to qualify as a ‘reimbursement or in-kind benefit plan’ under Treas. Reg. Section 1.409A-3(i)(1)(iv). In no event shall the amount that the Company pays for any such benefit in any one year affect the amount that it will pay in any other year, and in no event shall the benefits described in this paragraph be subject to liquidation or exchange. If the Company reimburses the Participant for the amount of any benefit under this Section VI, such reimbursement shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred. Notwithstanding the foregoing, if the Participant is a ‘specified employee’ (as defined in Section V) as of the date of the Participant’s termination of employment, no such life or accident benefits that are not excludable from the income of the Participant and that are, in the aggregate, in excess of the then current dollar limit set forth in Section 402(g)(1)(B) of the Code shall be payable during the first six (6) months after such Participant’s termination of employment. To the extent that amounts would otherwise have been payable during such six month period in excess of such limit, the excess amount shall be payable on the first day following the end of the six-month period after the Participant’s termination of employment. Any Participant who is a specified employee shall have the right during such six-month period to pay any unpaid part of the premiums on such benefits at the Participant’s own expense in order for the Participant to keep such benefits in force.”

3. Section XII of the Plan shall be amended by adding the following sentence at the end of such Section:

“Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a ‘separation from service’ from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).”

4. Section XIII of the Plan shall be amended by adding the following phrase at the end of such Section:

“, to the extent allowed for under Treas. Reg. Section 1.409A-1(b)(11), and otherwise, not later than the taxable year following the taxable year in which such fees were incurred.”

5. All other terms of the Plan shall remain in full force and effect.

IN WITNESS THEREOF, the Company has caused its name to be signed by its duly authorized officers as of the date first written above.

WABCO HOLDINGS INC.

By:	/s/ Kevin Tarrant
Name:	Kevin Tarrant
Title:	Chief Human Resources Officer